Exhibit 21.1  Subsidiaries

Trumps,  Inc.,  a  Texas  corporation,  100%  owned.
Tantric  Enterprises,  Inc.,  a  Texas  corporation,  100%  owned.
Tantra  Dance,  Inc.,  a  Texas  corporation,  100%  owned.
Tantra  Parking,  Inc.,  a  Texas  corporation,  100%  owned.
RCI  Entertainment  (Texas),  Inc.,  a  Texas  corporation,  100%  owned.
RCI  Entertainment  (Louisiana)  Inc.,  a  Louisiana  corporation,  100%  owned.
RCI  Entertainment  (Minnesota),  Inc.,  a  Minnesota  corporation,  100% owned.
Taurus  Entertainment  Companies,  Inc.,  a  Colorado  corporation,  93%  owned.
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